Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138796

PROSPECTUS SUPPLEMENT NO. 5
Dated February 26, 2010

3,272,400 SHARES
SIGA Technologies, Inc.

This Prospectus Supplement amends and supplements the Prospectus dated December 5, 2006, as previously amended and supplemented by that certain Prospectus Supplement No. 1, dated May 16, 2007, that certain Prospectus Supplement No. 2, dated February 24, 2009, that certain Prospectus Supplement No. 3, dated May 19, 2009 and that certain Prospectus Supplement No. 4, dated June 19, 2009 (collectively, the “Prospectus”) of SIGA Technologies, Inc. (“SIGA”) relating to the offer and sale from time to time by certain selling stockholders of up to 3,272,400 shares of common stock, par value $.0001 per share (the “Shares”).  This number of Shares represents the aggregate of 2,000,000 shares issued and 1,000,000 shares underlying warrants issued pursuant to a securities purchase agreement dated October 19, 2006, between SIGA and certain investors thereto, as well as 136,200 shares underlying warrants issued pursuant to an Exclusive Finder's Agreement dated November 1, 2005, between SIGA and The Shemano Group, Inc., and 136,200 shares underlying warrants issued pursuant to a Finder's Agreement dated October 19, 2006, between SIGA and Empire Financial Group, Inc. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

One of the selling stockholders, Warrant Strategies Fund, L.L.C. (“WSF”), transferred warrants to purchase certain Shares to Rockmore Investment Master Fund Ltd. (“Rockmore Master Fund”) in January 2010.  The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to reflect the transfer of such underlying Shares from WSF to Rockmore Master Fund.  Accordingly, this Prospectus Supplement No. 5 amends the Selling Stockholders table beginning on page 16 in the Prospectus by deleting the WSF line and amending the Rockmore Master Fund line in the Selling Stockholders table to reflect the transfer of the Shares underlying the transferred warrants from WSF to Rockmore Master Fund.  All other information in the Prospectus shall remain unchanged.  Percentage of beneficial ownership was calculated based on 43,228,135 shares of SIGA common stock outstanding as of February 23, 2010.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Name of Beneficial Owner

Rockmore Investment Master Fund Ltd. (3)	954,237	2.2%	822,091	--	0.0%

(3) Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the state of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”).  By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of February 26, 2010, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund.  By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither such person has any legal right to maintain such authority.  No other person has sole or shared voting or dispositive power, as those terms are used for purposes under Regulation 13D-G under the Exchange Act, with respect to the shares of our common stock owned by Rockmore Master Fund.  No person or “group” (as that term is used in Section 13(d) of the Exchange Act or Regulation 13D-G thereunder) controls Rockmore Master Fund.